Exhibit 10.1

Director Compensation

(Effective July 1, 2007)

Director compensation is reviewed by the Compensation, Nominating and Governance Committee (“CNG Committee”) of the Board of Directors, which recommends director compensation to the Board for approval. In July 2007, after a competitive review of director compensation, the Board approved the following director compensation, effective July 1, 2007:

•	Each non-management director is paid an annual cash retainer of $50,000, except that the Chairman of the Board is paid $70,000.

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Committee chairs receive an additional annual cash retainer, $10,000 in the case of the Audit Committee, $5,000 in the case of the CNG Committee and $5,000 in the case of the Corporate Risk Committee, to the extent such chair is a non-management director.

•	Directors are reimbursed for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board and its committees.

•	Directors have the option of participating in the Company’s Deferred Compensation Plan.